Exhibit 10.1

ADDENDUM TO

VOLTERRA SEMICONDUCTOR CORPORATION

MANAGEMENT BONUS PLAN

Dated September 30, 2013

The following terms shall supplement that certain Management Bonus Plan approved by the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) on January 18, 2013 (the “Plan”).

C. Payment in connection with Merger

1. In connection with the closing of the merger contemplated by that certain Agreement and Plan of Merger, made and entered into as of August 15, 2013, by and among Maxim Integrated Products, Inc. (“Maxim”), Victory Merger Sub, Inc. and the Company (the “Merger”), the target bonus pool for the full year ended December 31, 2013 shall be estimated and calculated at the end of the Company’s third fiscal quarter, and the actual bonus pool available for distribution to the participating officers shall equal 75% of the full-year target bonus pool.

2. Participants must be employed by the Company or Maxim (or an affiliate of Maxim) as of December 31, 2013; provided that if a participant is terminated without Cause on or prior to December 31, 2013, or resigns for Good Reason on or prior to December 31, 2013, such individual shall be entitled to receive his bonus payment immediately upon termination.

“Cause” will mean one or more of the following: (i) indictment, conviction of or plea of guilty or nolo contendere to, any crime that constitutes a felony under federal or state law; (ii) participation in any fraud or material dishonesty against the Company or Maxim; (iii) intentional misconduct or material failure to perform assigned duties; (iv) material violation or breach of any Company or Maxim policy, agreement with the Company or Maxim, or any duty to the Company or Maxim (including, but not limited to, unauthorized use or disclosure of the Company’s confidential information or trade secrets); or (v) failure to cooperate with the Company or Maxim in any investigation or formal proceeding.

“Good Reason” will mean that the participant voluntarily terminates employment with the Company (or any successor thereto) if and only if one of the following actions have been taken without the participant’s express written consent: (a) there is a material diminution in the authority, duties or responsibilities of the participant; provided, however, that Good Reason will not be satisfied solely by reason of such individual retaining substantially the same position held prior to the Merger, but in a distinct legal entity or business unit of a larger entity following such Merger (e.g., the CEO becoming, following the Merger, head officer of the business unit of the acquirer responsible for the Company’s operations); (b) there is a material reduction in the participant’s base salary that is not a part of a Company-wide reduction plan; (c) the participant is required to relocate his or her principal place of employment to a location that would increase the participant’s one way commute distance by more than thirty-five (35) miles from the participant’s place of employment immediately prior to such change; or (d) any acquirer, successor or assignee of the Company materially fails to assume and perform, in all material respects, the obligations of the Company hereunder.